UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2008

Intelligent Systems Corporation
(Exact name of registrant as specified in its charter)

Georgia	001-09330	58-1964787
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4355 Shackleford Road, Norcross, Georgia	30093
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 381-2900

NONE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective April 16, 2008, Intelligent Systems Corporation (the “Company”) and two subsidiaries, VISaer, Inc. and VISaer (UK) Limited (collectively, “VISaer”) completed the previously announced sale of substantially all the assets related to VISaer’s business (excluding cash and accounts receivable aggregating approximately $400,000) pursuant to the terms of an asset purchase agreement (the “Asset Purchase Agreement”) between IBS Technics, Inc. (“IBS Technics”) and the Company and VISaer. IBS Technics is a subsidiary of IBS Software Services, Inc. (“IBS”), a software services company that had previously provided certain software development services to VISaer as an independent third party contractor.

The purchase price consisted of $3,024,554 paid in cash at closing and assumption of approximately $700,000 in liabilities of VISaer related to employee vacation benefits and amounts payable to IBS for prior services. In addition, IBS Technics will pay future earn-out and contingent payments over four years (with minimum payments aggregating $1.5 million). In addition, IBS hired the VISaer employees as of the effective date of the transaction and assumed all customer contracts. VISaer retains the remainder of the liabilities of the business along with cash and accounts receivable.

Item 8.01 Other Events.

On April 21, 2008, the Company issued a press release announcing the closing of the sale of assets of VISaer pursuant to the Asset Purchase Agreement. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(b) The Company will file pro forma financial information with respect to the disposition of the VISaer assets in an amendment to this Form 8-K within 71 calendar days of the due date of this Form 8-K.

(c) Exhibits.

Exhibit 2.1	Asset Purchase Agreement among IBS Technics, Inc., Intelligent Systems Corporation, VISaer (UK) Limited and VISaer, Inc. dated April 4, 2008.

Exhibit 99.1	Press Release dated April 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intelligent Systems Corporation

By: /s/ Bonnie Herron
Bonnie L. Herron
Vice President and CFO

Dated: April 21, 2008

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Asset Purchase Agreement among IBS Technics, Inc., Intelligent Systems Corporation, VISaer (UK) Limited and VISaer, Inc. dated April 4, 2008.

99.1	Press Release dated April 21, 2008